Exhibit 23.1

Consent of KPMG LLP

The Board of Directors
Essex Property Trust, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-102552, No. 333-44467, and No. 333-21989), the registration statement on Form S-3D (No. 333-36029), and the registration statement on Form S-8 (No. 333-55646) of Essex Property Trust, Inc. of our report dated February 5, 2003, relating to the consolidated balance sheets of Essex Property Trust, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity and cash flows of Essex Property Trust, Inc. and subsidiaries for each of the years in the three-year period ended December 31, 2002 and the related financial statement schedule, which report appears in the annual report on Form 10-K of Essex Property Trust, Inc.

/s/ KPMG LLP
KPMG LLP

San Francisco, California
March 31, 2003